EuroPacific Growth Fund
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$0
Class B	$0
Class C	$0
Class F	$0
Total	$0
Class 529-A	$0
Class 529-B	$0
Class 529-C	$0
Class 529-E	$0
Class 529-F	$0
Class R-1	$0
Class R-2	$0
Class R-3	$0
Class R-4	$0
Class R-5	$0
Total	$0

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0000
Class B	$0.0000
Class C	$0.0000
Class F	$0.0000
Class 529-A	$0.0000
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0000
Class 529-F	$0.0000
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0000
Class R-4	$0.0000
Class R-5	$0.0000

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,040,099
Class B	27,850
Class C	48,997
Class F	123,423
Total	1,240,369
Class 529-A	6,647
Class 529-B	1,229
Class 529-C	2,953
Class 529-E	403
Class 529-F	389
Class R-1	946
Class R-2	12,807
Class R-3	79,174
Class R-4	89,396
Class R-5	153,269
Total	347,213

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$40.30
Class B	$39.78
Class C	$39.48
Class F	$40.17
Class 529-A	$40.13
Class 529-B	$39.51
Class 529-C	$39.51
Class 529-E	$39.88
Class 529-F	$40.12
Class R-1	$39.48
Class R-2	$39.51
Class R-3	$39.79
Class R-4	$39.87
Class R-5	$40.36